Exhibit 99.1

Contact:	Richard Edwards Polaris Industries Inc. 763-542-0500
POLARIS REPORTS SECOND QUARTER 2006 RESULTS
Second Quarter Highlights:
•	Earnings per share from continuing operations in-line with expectations

•	Gross margin percentage improved 27 basis points to 21.7% due to quality improvements, currency benefits and various cost reduction initiatives implemented by the Company

•	Victory motorcycle sales grew 26%

•	Narrowing range of full year 2006 earnings from continuing operations guidance to $3.10 to $3.20 per diluted share on an expected 3 to 5 percent decline in sales

•	Recorded an additional loss on disposal for marine products of $2.0 million, net of tax
MINNEAPOLIS (July 13, 2006) — Polaris Industries Inc. (NYSE/PSE: PII) today reported net income from continuing operations of $22.7 million, or $0.53 per diluted share for the second quarter ended June 30, 2006, in line with previously issued guidance. By comparison, 2005 second quarter net income from continuing operations as adjusted for the impact of SFAS 123(R) was $29.1 million or $0.66 per diluted share. Sales from continuing operations for the second quarter 2006 totaled $384.3 million, a decrease of 13 percent from last year’s second quarter sales from continuing operations of $442.3 million.
     Tom Tiller, Chief Executive Officer, stated, “Our second quarter results met our expectations in a continuing challenging environment. As expected, reduced North American ATV and snowmobile shipments to dealers in the 2006 second quarter resulted in reduced overall Company sales and earnings when compared to the same period in 2005. The efforts of both Polaris and our dealers to reduce ATV and snowmobile inventory levels are only a part of the important, proactive steps that are being taken to effectively manage the business through a challenging economic period in which rising interest rates and high gasoline prices have negatively impacted consumer sentiment and discretionary spending. Although dealer ATV inventory levels have decreased sequentially, we expect further reductions as we move through the balance of the 2006 calendar year as dealers continue to desire lower ATV inventory levels. I am confident we and our dealers are taking the necessary steps to bring down inventories to appropriate levels.”
     Tiller continued, “In addition to adjustments to our ATV and snowmobile production volumes, we have worked to source components from lower cost suppliers and reduce our internal operating costs. As a result of these efforts and positive product mix changes, we are starting to realize improved gross margins despite lower sales levels. In addition to these operational actions, we have continued to develop new, innovative products that will play a critical role in our future revenue growth.
     Tiller concluded, “While our North American ATV and snowmobile businesses are working through some near-term challenges, I am pleased with the progress we are making in other parts of our business such as Victory motorcycles, RANGER™ utility vehicles and the joint projects with KTM Power Sports AG which are on schedule and progressing nicely. These exciting areas of our business will play an important role in our future growth and we are encouraged by the positive momentum that each is currently enjoying.”

Six Month Results from Continuing Operations
     For the six months ended June 30, 2006, Polaris reported net income from continuing operations of $33.9 million or $0.79 per diluted share compared to net income from continuing operations of $47.0 million or $1.06 per diluted share for the six months ended June 30, 2005 as adjusted for the impact of SFAS 123(R). Sales from continuing operations for the year-to-date period ended June 30, 2006 totaled $717.8 million, down ten percent compared to sales from continuing operations of $800.6 million for the six-month period in 2005.
2006 Business Outlook
     For the full year 2006 the Company is narrowing its earnings per share from continuing operations guidance from the previously announced range of $3.08 to $3.20 to the current range of $3.10 to $3.20 per diluted share. Full year 2005 SFAS 123(R) adjusted earnings per share from continuing operations was $3.15 per diluted share. Due to the expectation that North American dealers will continue to make modest adjustments to their ATV inventory levels through reduced orders in the second half of the year, total company sales are now expected to decline three to five percent for the full year 2006, a slight change from previously issued guidance that sales were expected to decline one to three percent for the full year. For the third quarter of 2006, the Company expects sales from continuing operations to be three percent to five percent lower than during the third quarter of 2005. Third quarter 2006 earnings from continuing operations are expected to be in the range of $1.03 to $1.08 per diluted share, compared to SFAS 123(R) adjusted earnings of $1.11 per diluted share for the third quarter of 2005.
Accounting for Stock-Based Compensation
     Polaris adopted SFAS 123(R) “Accounting for Stock-Based Compensation” effective the beginning of fiscal year 2006 using the modified retrospective method. All prior periods have been adjusted to give effect to the adoption of SFAS 123(R) using the modified retrospective method. The Company provided revised quarterly Consolidated Financial Statements for the 2005 year reflecting the adoption of SFAS 123(R) under the modified retrospective method in a Form 8-K dated January 26, 2006.
Discontinued Operations Results
     The Company ceased manufacturing marine products on September 2, 2004. As a result, the marine products division’s financial results are being reported separately as discontinued operations for all periods presented. The Company’s second quarter 2006 loss from discontinued operations was $0.1 million, net of tax, or $0.00 per diluted share, compared to a loss of $0.1 million, net of tax, or $0.00 per diluted share in the second quarter 2005. During the second quarter of 2006, the Company recorded an additional loss on disposal of discontinued operations of $3.1 million before tax, or $2.0 million after tax. This loss includes the estimated costs required to support additional product liability litigation claims and warranty expenses related to marine products. Reported net income for the second quarter 2006, including both continuing and discontinued operations and the loss on disposal of discontinued operations was $20.6 million, or $0.48 per diluted share compared to $29.0 million, or $0.66 per diluted share in the second quarter of 2005. For the six months ended June 30, 2006, the loss from discontinued operations was $0.2 million, after tax, or less than $0.01 per diluted share, compared to a loss of $0.4 million or $0.01 per diluted share in 2005. Reported net income for the six months ended June 30, 2006, including each of continuing and discontinued operations, the loss on disposal of discontinued operations and the cumulative effect of the SFAS 123(R) accounting change was $32.1 million or $0.75 per diluted share, compared to $46.6 million, or $1.05 per diluted share for the six months ended June 30, 2005.
(In millions except per share data)

	2nd Quarter ended			Six Months ended
	June 30,			June 30,
	2006	2005	Change	2006	2005	Change
Sales	$384.3	$442.3	-13%	$717.8	$800.6	-10%
Operating income from continuing operations	$37.4	$45.2	-17%	$53.5	$72.8	-27%
Net Income from continuing operations	$22.7	$29.1	-22%	$33.9	$47.0	-28%
Earnings per share from continuing operations (diluted)	$0.53	$0.66	-20%	$0.79	$1.06	-25%
Net Income	$20.6	$29.0	-29%	$32.1	$46.6	-31%
Earnings per share (diluted)	$0.48	$0.66	-27%	$0.75	$1.05	-29%
Note: 2005 results have been adjusted to reflect the implementation of SFAS 123(R) using the modified retrospective method.
     ATV (all-terrain vehicle) sales in the second quarter 2006 decreased five percent from the second quarter 2005. The reduction in sales was primarily due to decreased shipments of ATVs to dealers in North America as dealers reduced orders with the aim of improving their inventory levels. Additionally, International sales were lower during the quarter due to softer sales in some southern countries in Europe, particularly Spain and France. The Company continued to experience growth during the quarter in the RANGER™ product line, as well as accelerating sales from its new entry-level Hawkeye ATV and its new two-up ATV, the Sportsman X2. Dealer inventory levels in North America improved from the first quarter of 2006 to the second quarter 2006 and are at comparable levels to a year ago. Year-to-date 2006 ATV sales decreased seven percent from 2005 to a total of $530.3 million.
     Sales of Victory motorcycles increased 26 percent during the second quarter 2006, as compared to the second quarter of 2005. This increase in sales is attributable to continued improved brand recognition, the success of the Hammer and Vegas Jackpot models, positive customer response to a more powerful 100 cubic inch engine and six speed transmission that is now available in most of the model line, and improvements in the dealer network that have contributed to an expanding market share. Year-to-date 2006 Victory motorcycle sales increased 17 percent over 2005, to total $53.1 million for the first six months of 2006.
     Snowmobile sales totaled $5.3 million for the 2006 second quarter compared to $51.9 million for the prior year’s second quarter. Shipments in the second quarter were lower as a result of a significantly lower level of orders placed by dealers for 2007 model year snowmobiles and a change in the timing of quarterly shipments to dealers in 2006. As we have previously discussed, order levels declined primarily because of elevated season-ending dealer inventory levels, which were driven by weaker retail sales during this past riding season due to below average snowfall across many regions of North America and warranty issues relating to certain 2005 and 2006 model year snowmobiles. Year-to-date 2006 snowmobile sales totaled $7.8 million compared to 2005 year-to-date sales of $59.1 million.
     Parts, Garments, and Accessories (“PG&A”) sales decreased two percent for the second quarter and one percent for the year-to-date period ended June 30, 2006 respectively, compared to the same periods in 2005. The decline in PG&A sales was primarily related to the lower shipments of ATVs during the quarter and year to date period.
     Gross profit, as a percentage of sales, was 21.7 percent for the second quarter 2006, an increase from 21.4 percent in the comparable quarter of 2005. During the second quarter 2006, increased sales of higher gross margin products, improvements in product quality resulting in lower warranty cost, favorable currency effects and savings from various cost reduction initiatives were partially offset by increased raw materials, floor plan financing and sales promotion costs. For the first six months of 2006, gross profit, as a percentage of sales, was 21.0 percent compared to 22.2 percent for the same six-month period in 2005.
     For the second quarter 2006, operating expenses decreased slightly to $57.6 million compared to $57.8 million for the second quarter of 2005. Operating expenses as a percent of sales increased to 15.0 percent from 13.1 percent in the second quarter of 2005. For the year-to-date period, operating expenses decreased three percent to $118.2 million or 16.5 percent of sales compared to $121.4 million or 15.2 percent of sales for the same period in 2005. Operating expenses decreased for the second quarter and year-to-date periods primarily due to the impact on compensation plan expenses of moderating growth rates of the Company’s profitability and a lower stock price during 2006, in addition to operating cost control measures taken by the Company.
     Income from financial services increased 41 percent to $11.5 million in the second quarter 2006, up from $8.2 million in the second quarter 2005, due to increased profitability generated from both the retail and wholesale credit portfolios. Income from financial services for the year-to-date period ended June 30, 2006 increased 25 percent to $20.9 million compared to $16.7 million for the same period in 2005. The increase in income from the wholesale credit portfolio in the 2006 periods is the result of higher interest rates and higher dealer inventory levels. The income generated from the retail credit portfolio has increased in the 2006 periods in part due to the success of an additional offering to Polaris dealers to finance their used and non-Polaris products through Polaris’ retail credit relationship with HSBC.
     Interest expense increased to $2.0 million and $3.5 million for the 2006 second quarter and year-to-date periods, respectively, compared to $1.2 million and $1.8 million for the second quarter and year-to-date periods, respectively, of 2005. The increase is due to higher debt levels and increased interest rates during the 2006 periods.
     Equity in income of manufacturing affiliates (which primarily represents the Company’s portion of income (loss) from its investment in 25% of KTM Power Sports AG, an Austrian motorcycle manufacturer) totaled a loss of $0.2 million for the second quarter of 2006 and income of $1.0 million for the 2006 year to date period. The second quarter loss from the KTM investment represents Polaris’ share of KTM’s fiscal third quarter operating results which is consistent with their historical seasonal pattern of product shipments and profitability levels. The Company purchased a 25 percent interest in KTM in July 2005.
Financial Position and Cash Flow
Net cash provided by operating activities of continuing operations for the second quarter of 2006 totaled $52.1 million compared to $63.2 million in the second quarter of 2005. Year-to-date ended June 30, 2006, net cash provided by operating activities of continuing operations totaled $9.0 million, an improvement of $16.0 million compared to a use of cash of $7.0 million in the first half of 2005. A decrease in the growth rates of inventory levels compared to the same period last year was the primary reason for the increase in net cash provided by operating activities during the first half of 2006. The Company’s debt to total capital ratio was 21 percent at June 30, 2006, compared to eight percent at the same time a year ago, resulting primarily from the KTM investment. Cash and cash equivalents were $10.6 million at June 30, 2006 compared to $14.3 million a year ago.
Share Buyback Continues
     During the second quarter 2006 the Company repurchased and retired 927,000 shares of its common stock for $41.8 million, bringing total share repurchases to 1.3 million shares, or $58.2 million for the year-to-date period ending June 30, 2006. Since inception of the share repurchase program in 1996, approximately 23.6 million shares have been repurchased at an average price of $27.09 per share. As of June 30, 2006, the Company has authorization from its Board of Directors to repurchase up to an additional 3.4 million shares of Polaris stock.
Conference Call to be Held
     Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call to discuss Polaris’ second quarter 2006 earnings results released this morning. The conference call is accessible by dialing 800-374-6475 in the U.S. and Canada or 706-679-2596 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com (click on Our Company then Investor Relations). The conference call will be available through Thursday, July 20, 2006 by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls and entering passcode 1790160, and on Polaris’ web site.
About Polaris
     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.
     With annual 2005 sales of $1.9 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER™ for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure

Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com. Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2006 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
and Other Selected Financial Information
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months		For Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Sales	$384,335	$442,296	$717,844	$800,608
Cost of Sales	300,906	347,462	567,023	623,199

Gross profit	83,429	94,834	150,821	177,409
Operating expenses
Selling and marketing	26,550	26,424	54,870	54,550
Research and development	20,710	18,086	37,207	35,243
General and administrative	10,294	13,332	26,118	31,566

Total operating expenses	57,554	57,842	118,195	121,359

Income from financial services	11,546	8,206	20,872	16,748

Operating Income	37,421	45,198	53,498	72,798

Non-operating Expense (Income):
Interest expense	2,035	1,183	3,548	1,758
Equity in (income) loss of manufacturing affiliates	222	3	(961)	—
Other expense (income), net	816	1,070	99	1,244

Income before income taxes	34,348	42,942	50,812	69,796

Provision for Income Taxes	11,619	13,809	16,890	22,799

Net Income from continuing operations	$22,729	$29,133	$33,922	$46,997

Loss from discontinued operations, net of tax	(137)	(145)	(207)	(420)
Loss on disposal of discontinued operations, net of tax	(2,021)	—	(2,021)	—
Cumulative effect of accounting change, net of tax	—	—	407	—

Net Income	$20,571	$28,988	$32,101	$46,577

Basic Net Income per share
Continuing operations	$0.55	$0.69	$0.82	$1.10
Loss from discontinued operations	$(0.00)	$(0.00)	$(0.01)	$(0.01)
Loss on disposal of discontinued operations, net of tax	$(0.05)	$—	$(0.05)	$—
Cumulative effect of accounting change, net of tax	—	—	0.01	—

Net Income	$0.50	$0.69	$0.77	$1.09

Diluted Net Income per share
Continuing operations	$0.53	$0.66	$0.79	$1.06
Loss from discontinued operations	$(0.00)	$(0.00)	$(0.00)	$(0.01)
Loss on disposal of discontinued operations, net of tax	$(0.05)	$—	$(0.05)	$—
Cumulative effect of accounting change, net of tax	—	—	0.01	—

Net Income	$0.48	$0.66	$0.75	$1.05

Weighted average shares outstanding:
Basic	41,394	42,270	41,593	42,544

Diluted	42,575	43,870	42,850	44,478

Business Unit Information	Second Quarter Ended June 30,			For the Six Months Ended June 30,
	2006	2005	% chg	2006	2005	% chg
Snowmobiles	$5,269	$51,914	-90%	$7,814	$59,131	-87%
All-Terrain Vehicles	286,679	302,298	-5%	530,280	568,244	-7%
Victory Motorcycles	27,844	22,157	26%	53,132	45,563	17%
Parts, Garments & Accessories	64,543	65,927	-2%	126,618	127,670	-1%

Total Sales	$384,335	$442,296	-13%	$717,844	$800,608	-10%

2005 results have been adjusted to reflect the adoption of SFAS 123R under the modified retrospective method.
All periods presented reflect the classification of the Marine Division’s financial results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS

Subject to Reclassification	June 30, 2006	June 30, 2005
(In Thousands)	(Unaudited)	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$10,563	$14,320
Trade receivables, net	55,555	57,344
Inventories, net	241,302	236,818
Prepaid expenses and other	9,324	11,297
Deferred tax assets	55,584	56,244
Current assets of discontinued operations	—	982

Total current assets	372,328	377,005

Property and equipment, net	219,071	219,845
Investments in Finance Affiliate and Retail Credit Deposit	49,872	92,357
Investments in Manufacturing Affiliates	93,741	2,875
Deferred Income Taxes	1,693	1,899
Goodwill, net	25,345	24,657
Intangible and other assets, net	175	264

Total Assets	$762,225	$718,902

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$93,814	$106,630
Accrued expenses	213,730	216,258
Income taxes payable	11,657	16,321
Current liabilities of discontinued operations	2,623	15,594

Total current liabilities	321,824	354,803

Borrowings under credit agreement	91,000	30,000

Total liabilities	$412,824	$384,803

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 80,000 shares authorized, 40,545 and 42,150 shares issued and outstanding	$405	$421
Additional paid-in capital	—	—
Retained earnings	342,345	333,138
Accumulated other comprehensive income, net	6,651	540

Total shareholders’ equity	$349,401	$334,099

Total Liabilities and Shareholders’ Equity	$762,225	$718,902

2005 results have been adjusted to reflect the adoption of SFAS 123R under the modified retrospective method.
All periods reflect the classification of the Marine Division results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For Six Months
Subject to Reclassification	Ended June 30,
(In Thousands)
(Unaudited)	2006	2005

Operating Activities:
Net income before cumulative effect of accounting change	$31,694	$46,577
Net loss from discontinued operations	2,228	420
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	30,782	28,416
Noncash compensation	7,534	10,447
Noncash income from financial services	(7,567)	(6,259)
Noncash income from manufacturing affiliates	(961)	—
Deferred income taxes	4,724	5,672
Changes in current operating items:
Trade receivables	22,795	13,828
Inventories	(39,281)	(63,193)
Accounts payable	(3,250)	10,328
Accrued expenses	(50,000)	(36,447)
Income taxes payable	2,230	(14,680)
Prepaid expenses and others, net	8,062	(2,143)

Net cash provided by (used for) continuing operations	8,990	(7,034)
Net cash flow (used for) discontinued operations	(4,885)	(6,182)

Net cash provided by (used for) operating activities	4,105	(13,216)

Investing Activities:
Purchase of property and equipment	(27,762)	(47,175)
Investments in finance affiliate and retail credit deposit, net	17,296	12,288

Net cash used for investing activities	(10,466)	(34,887)

Financing Activities:
Borrowings under credit agreement	342,000	297,000
Repayments under credit agreement	(269,000)	(285,000)
Repurchase and retirement of common shares	(58,187)	(92,096)
Cash dividends to shareholders	(25,630)	(23,646)
Tax effect of exercise of stock options	1,698	12,469
Proceeds from stock issuances under employee plans	6,368	15,227

Net cash used for financing activities	(2,751)	(76,046)

Net decrease in cash and cash equivalents	(9,112)	(124,149)

Cash and cash equivalents at beginning of period	19,675	138,469

Cash and cash equivalents at end of period	$10,563	$14,320

2005 results have been adjusted to reflect the adoption of SFAS 123R under the modified retrospective method.
All periods presented reflect the classification of the marine division’s financial results as discontinued operations.